FOR IMMEDIATE RELEASE

                          FIRST WASHINGTON REALTY TRUST
                                     ADOPTS
                             SHAREHOLDER RIGHTS PLAN

          BETHESDA, MD, October 16, 1998 -- First Washington Realty Trust, Inc. (NYSE: FRW; FRW Pr) today announced that its Board of Directors has unanimously adopted a Shareholder Rights Plan.

          The Company reported that it adopted the Plan in order to better protect shareholders and assure that they receive the full value of their investment in the event of any proposed takeover of the Company. The Company noted that the adoption of the Plan was not in response to any specific attempt to acquire control of First Washington and that the Company has no knowledge of any such interest on the part of any person or entity.

          Stuart D. Halpert, Chairman of First Washington, commented: "It is the intention of our Board of Directors at all times to endeavor to preserve and enhance shareholder value. Consequently, the effect of the Plan should be to encourage a prospective acquiror to negotiate in good faith with the Board to establish an attractive price in which all shareholders can participate equally. It is not the intention of the Plan to prevent the acquisition or takeover of the Company at some time in the future should the Board of Directors determine that such a transaction is in the best interest of the Company and its shareholders. Rather, the Plan is intended to help insulate the Company from abusive takeover tactics which are designed to gain control of the Company without paying a full and fair price to all of the shareholders."

          Terms of the Plan provide for a distribution to common shareholders of record at the close of business on October 26, 1998 of one Right for each outstanding share of common stock of First Washington. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Depending on the circumstances, the effect of the exercise of the Rights will be to permit each holder of a Right to either purchase stock in the Company or stock of the buyer, at a substantial discount, and, in so doing, materially dilute the level of ownership of the buyer in the Company. The Company will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Plan will expire in October 2008.

          A letter explaining in greater detail the terms of the Plan will be forwarded to shareholders following the October 26, 1998 record date.

          First Washington Realty Trust, Inc. is a publicly-traded real estate investment trust which owns and operates 52 investment properties. The Company plans to continue its strategy to selectively acquire principally supermarket-anchored neighborhood shopping centers throughout the Mid-Atlantic states, as well as in other metropolitan markets which the Company determines to be both attractive and conveniently accessible.

  Contacts:        Stuart D. Halpert, Chairman - 301-907-7800
                   James G. Blumenthal, Chief Financial Officer - 301-907-7800

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